                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement

/X/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           FIRST ESSEX BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                           FIRST ESSEX BANCORP, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     3) Filing Party:

        ------------------------------------------------------------------------

     4) Date Filed:

        ------------------------------------------------------------------------

                                      LOGO

                                                                   April 1, 1996

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of First Essex Bancorp, Inc. (the "Corporation") to be held on Thursday, May 2, 1996, at 10:00 a.m., local time, at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts.

     The Annual Meeting has been called for the purpose of electing three Class III Directors, each for a three-year term, and considering and voting upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 15, 1996, as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE THREE NOMINEES OF THE BOARD OF DIRECTORS AS DIRECTORS OF THE CORPORATION.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                    Very truly yours,

                                    /s/  Leonard A. Wilson

                                         LEONARD A. WILSON
                                         President and Chief Executive Officer

CORPORATE HEADQUARTERS: 71 Main Street, Andover, MA 01810 Telephone 508-475-4313

                           FIRST ESSEX BANCORP, INC.

                                 71 MAIN STREET
                          ANDOVER, MASSACHUSETTS 01810
                           TELEPHONE: (508) 475-4313



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON THURSDAY, MAY 2, 1996

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of First Essex Bancorp, Inc. (the "Corporation") will be held on Thursday, May 2, 1996, at 10:00 a.m., local time, at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts, for the purpose of considering and acting upon:

          1. The election of three Class III Directors each for a three-year term; and

          2. Such other business as may properly come before the meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 15, 1996 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

     In the event there are not sufficient votes with respect to the foregoing proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.


                                             By Order of the Board of Directors

                                                /s/  James H. Eaton, III

                                                JAMES H. EATON, III
                                                Secretary

Andover, Massachusetts
April 1, 1996

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                           FIRST ESSEX BANCORP, INC.

                                 71 MAIN STREET
                          ANDOVER, MASSACHUSETTS 01810
                           TELEPHONE: (508) 475-4313

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON THURSDAY, MAY 2, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Essex Bancorp, Inc. (the "Corporation") for use at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, May 2, 1996, at 10:00 a.m., local time, at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts, and any adjournments or postponements thereof (the "Annual Meeting").

     At the Annual Meeting, the stockholders of the Corporation will be asked to consider and vote upon the following matters:

          1. To elect three Class III Directors each for a three-year term, each such term to continue until the 1999 annual meeting and until each Director's successor is duly elected and qualified; and

          2. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     The Notice of Annual Meeting, Proxy Statement and proxy card are first being mailed to stockholders of the Corporation on or about April 1, 1996, in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on March 15, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only holders of common stock of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 6,023,567 shares of the Corporation's common stock, par value $0.10 per share ("Common Stock"), outstanding and entitled to vote at the Annual Meeting and 1,240 stockholders of record. Each holder of a share of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record for each matter properly submitted at the Annual Meeting.

     The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A quorum being present, the affirmative vote of a plurality of the shares present and voting is necessary to elect a nominee as a Director of the Corporation. Abstentions and broker non-votes will have no effect on the outcome of the election of Directors. Abstaining from voting on a proposal other than the election of Directors will have the same effect as voting against the proposal. However, broker non-votes will not be included in the calculation of shares entitled to vote for a proposal other than the election of Directors and will have no effect on the outcome.

     STOCKHOLDERS OF THE CORPORATION ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE. COMMON STOCK REPRESENTED BY PROPERLY EXECUTED PROXIES RECEIVED BY THE CORPORATION AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED THEREIN. IF INSTRUCTIONS ARE NOT GIVEN THEREIN, PROPERLY EXECUTED PROXIES WILL BE VOTED "FOR" THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR LISTED IN THIS PROXY STATEMENT. IT IS NOT ANTICIPATED THAT ANY MATTERS OTHER THAN THE ELECTION OF DIRECTORS WILL BE PRESENTED AT THE ANNUAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

     Any properly completed proxy may be revoked at any time before it is voted by giving written notice of such revocation to the Secretary of the Corporation, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     The Annual Report of the Corporation, including financial statements for the fiscal year ended December 31, 1995, is being mailed to stockholders of the Corporation concurrently with this Proxy Statement. The Annual Report, however, is not a part of the proxy solicitation material.

                                    GENERAL

     First Essex Bancorp, Inc., a Delaware corporation, is the holding company for First Essex Bank, FSB (the "Bank").

                             ELECTION OF DIRECTORS

     The Board of Directors of the Corporation currently consists of eight members and is divided into three classes, two of which have three members and one of which has two members. Directors serve for three year terms with one class of Directors being elected by the Corporation's stockholders at each annual meeting.

     At the Annual Meeting, three Class III Directors will be elected to serve until the 1999 annual meeting and until their successors are duly elected and qualified. The Board of Directors has nominated Thomas S. Barenboim, William L. Lane, and Robert H. Watkinson to serve as Class III Directors. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as Directors of each of the nominees. Each of the nominees has agreed to stand for election and to serve if elected as a Director. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other persons as the Board of Directors may recommend.

     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT THE CORPORATION'S STOCKHOLDERS VOTE FOR THE ELECTION OF THE THREE NOMINEES OF THE BOARD OF DIRECTORS AS DIRECTORS OF THE CORPORATION.

INFORMATION REGARDING DIRECTORS AND NOMINEES

     The following table sets forth certain information as of March 1, 1996 regarding the Directors of the Corporation, including the three Class III
Directors who have been nominated for re-election at the Annual Meeting, based on information furnished by them to the Corporation.

                                                                        NUMBER OF
                                                                        SHARES OF
                                                                       COMMON STOCK
                                                          DIRECTOR     BENEFICIALLY         PERCENT
                      NAME                         AGE    SINCE(1)       OWNED(2)         OF CLASS(3)
-------------------------------------------------  ---    --------     ------------       -----------
CLASS III -- TERM TO EXPIRE 1996
Thomas S. Barenboim*.............................  40       1996(6)         1,000             0.02
William L. Lane*.................................  54       1977           10,652             0.18
Robert H. Watkinson*.............................  55       1983           14,028             0.23
CLASS I -- TERM TO EXPIRE 1997
Frank J. Leone, Jr. .............................  56       1973           26,345(4)          0.44
Robert H. Pangione...............................  60       1982           87,056(4)          1.45
CLASS II -- TERM EXPIRING 1998
Augustine J. Fabiani.............................  65       1981           13,945(4)          0.23
Walter W. Topham.................................  57       1981           16,465(4)          0.27
Leonard A. Wilson................................  56       1989          113,338(4)(5)       1.88

---------------

* Nominee for election.

(1) All Directors of the Corporation were first elected on and have served as Directors since December 17, 1986, except Messr. Wilson and Barenboim, who were elected as Directors by the Board of Directors effective as of February 16, 1989, and March 21, 1996, respectively. The year listed in the table is the year in which the named individual became a Trustee or a Director of the Corporation. All Directors are also Directors of the Bank.

(2) Beneficial share ownership is determined pursuant to Rule 13d-3 under the Exchange Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth above as beneficially owned include shares owned by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed. The amounts set forth above as beneficially owned also include shares of Common Stock which such Directors had the right to acquire within 60 days of March 1, 1996, under options previously granted pursuant to the First Essex Bancorp, Inc. 1987 Stock Option Plan (the "Stock Option Plan") in the following amounts: Mr. Lane, 6,000; Mr. Watkinson, 6,000 ; Mr. Leone, 8,000 shares; Mr. Pangione, 8,000 shares; Mr. Fabiani, 6,000 shares; Mr. Topham, 8,000 shares and Mr. Wilson, 66,067 shares. All of these options are exercisable at either $7.50 or $8.00 per share, except shares held by Mr. Wilson which are exercisable at $5.25, $6.9375, $7.50 and $8.00 per share. On March 1, 1996, the closing sale price of First Essex Common Stock on NASDAQ was $11.4375.

(3) For purposes of computing the Percent of Class held by each person, any shares of Common Stock which such person has the right to acquire pursuant to the exercise of a stock option is deemed to be outstanding, but is not deemed to be outstanding for purposes of computing the Percent of Class held by any other person.

(4) Indicates that such person shares voting or investment power as to all or a portion of such shares. The number of shares as to which each person shares voting or investment power is as follows: Mr. Leone, 18,000 shares; Mr. Pangione, 68,128 shares; Mr. Fabiani, 337 shares and Mr. Topham, 2,493 shares. The foregoing amounts include shares owned by spouses or relatives living in the same home, as to which beneficial ownership and sharing of voting and investment power may be disclaimed.

(5) Includes shares allocated to the account of Mr. Wilson under the First Essex Bank 401(k) Plan.

(6) Under the by-laws, the Board of Directors voted Thomas S. Barenboim a director to fill a vacancy on the Board. He has served since March 21, 1996.

     The principal occupation and business experience during at least the last five years for each Director of the Corporation is set forth below. Information regarding Mr. Wilson is set forth under the heading "Executive Officers."

     Thomas S. Barenboim is President and owner of Clark Chrysler-Plymouth Jeep Eagle, Robert's Chrysler Plymouth, Thames Ford-Mercury, and I.T. Robert's Autobody.

     Augustine J. Fabiani is retired; he was formerly Division Personnel Manager of Massachusetts Electric Co. in North Andover, Massachusetts.

     William L. Lane is President and Chief Executive Officer of Valley Regional Health System, Inc. and its subsidiary corporations, Holy Family Hospital, Inc., Valley Regional Support Services, Inc., Valley Regional Ventures, Inc., Andover Center for Physical Therapy and Holy Family Hospital Foundation, Inc. The principal business of these corporations is to provide acute hospital service. Mr. Lane has been the Chief Executive Officer of this entity since 1971.

     Frank J. Leone, Jr. is a partner in Leone Realty, commercial real estate. He was formerly President of F.J. Leone Furniture Co., Inc., a furniture store located in Methuen, Massachusetts.

     Robert H. Pangione is President of MacDonald and Pangione Insurance Agency, Inc. in North Andover, Massachusetts, and R.C. Briggs Insurance Agency, Inc. in Amesbury, Massachusetts.

     Walter W. Topham is a partner of Topham, Fardy & Co., Certified Public Accountants, located in Andover, Massachusetts.

     Robert H. Watkinson is Executive Director of Massachusetts Statewide Emergency Telecommunications Board, in Framingham, Massachusetts. He was formerly a telecommunications consultant and a Managing Director -- Public Affairs of NYNEX, at its facility in Boston.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors of the Corporation held sixteen meetings during the fiscal year ending December 31, 1995. During 1995, each of the incumbent Directors attended at least 75% of the total number of meetings of the Board and of the committees of which he was a member.

     The Corporation has four standing committees: an Executive Committee, an Auditing Committee, a Compensation/Nominating Committee, and a Community Reinvestment Act (CRA) Committee.

     Executive Committee. The members of the Executive Committee are Messrs. Leone, Pangione, Topham and Wilson. During the fiscal year ended December 31, 1995, the Executive Committee of the Corporation met seventeen times. The Executive Committee is vested with authority of the Board in most matters between meetings of the Board.

     Auditing Committee. The members of the Auditing Committee are Messrs. Lane, Fabiani, Topham and Watkinson. The members of the Auditing Committee of the Corporation also serve as members of the Auditing Committee of the Bank. During the fiscal year ended December 31, 1995, the Auditing Committee of the Corporation met three times. The Auditing Committee reviews the financial statements of the Corporation and the scope of the annual audit, monitors the Corporation's internal financial and accounting controls and recommends to the Board of Directors the appointment of independent certified public accountants.

     Compensation/Nominating Committee. The members of the Compensation/Nominating Committee are Messrs. Fabiani, Pangione, Topham and Wilson (ex officio). The members of the Compensation/Nominating Committee of the Corporation also constitute the Compensation/Nominating Committee of the Bank. During the fiscal year ended December 31, 1995, the Compensation/Nominating Committee of the Corporation met three times. The Compensation/Nominating Committee recommends the compensation levels, positions and titles of officers and employees of the Corporation to the Board of Directors. The members of the Compensation/Nominating Committee also serve as the Option Committee under the Stock Option Plan. The Compensation/Nominating Committee recommends nominees for election as Directors of the Corporation. The Compensation/Nominating Committee will consider nominees for Director recommended by stockholders for the 1997 Annual Meeting. If any stockholder desires to make such a recommendation, the name or names of the persons recommended should be submitted in writing together with supporting information with respect to the qualifications and experience of such persons. See "Submission of Stockholder Proposals for 1997 Annual Meeting."

     Community Reinvestment Act (CRA) Committee. The members of the CRA Committee are Messr. Leone and Watkinson. During the fiscal year ended December 31, 1995, the CRA committee of the Corporation met two times.

     Directors of the Corporation receive $300 for each Board of Directors meeting they attend. Members of the Executive Committee, the Auditing Committee and the Compensation/Nominating Committee also receive $300 for each committee meeting they attend. The Directors also receive an annual retainer of $7,500, two-thirds of which is payable in Common Stock, and the other third payable in cash. No such fees are paid to persons who are also employees of the Corporation.

EXECUTIVE OFFICERS

     The names and ages of all executive officers of the Corporation and the principal occupation and business experience during at least the last five years for each are set forth below as of March 1, 1996.

     Leonard A. Wilson became President and Chief Executive Officer of the Corporation in May 1989 and President and Chief Executive Officer of the Bank in February 1989. Mr. Wilson was Executive Vice

President of the Corporation from February 1989 to May 1989. Mr. Wilson was previously employed, since 1966, by various commercial banking subsidiaries of Shawmut Corporation in various management and executive positions. Mr. Wilson was Chairman of the Board, and/or President and Chief Executive Officer for various subsidiaries of Shawmut Corporation from 1981 to 1989. Mr. Wilson is 56 years old.

     David W. Dailey became Executive Vice President of the Corporation and Executive Vice President and Chief Financial Officer of the Bank in October 1991. Mr. Dailey was previously employed by Shawmut National Corporation as its Senior Vice President and Division Head of Financial Operations from 1989 to 1991, Senior Vice President and Division Head of Finance from 1985 through 1988 and Senior Vice President and Division Head of Control and Services from 1981 through 1984. In these positions, Mr. Dailey was responsible for accounting control, financial systems and financial operations, including tax planning, audit and treasury functions and risk management. He was employed by Shawmut National Corporation in other executive and managerial capacities from 1973 through 1981. Mr. Dailey is 56 years old.

     John M. DiGaetano became Executive Vice President of the Corporation and Executive Vice President for Consumer Banking of the Bank in October 1992. Mr. DiGaetano was previously employed by Shawmut National Corporation as its President of Shawmut Arlington Trust Company from 1989 to 1991. Previously Mr. DiGaetano was Executive Vice President of Consumer Banking for Arlington Trust Company from 1984 to 1989. In these positions, Mr. DiGaetano was responsible for branch administration, consumer sales, marketing and consumer lending. He was employed by Arlington Trust Company in other executive and managerial capacities from 1961 through 1984. Mr. DiGaetano is 52 years old.

     David L. Savoie became Executive Vice President of the Corporation and Executive Vice President and Senior Lending Officer of the Bank in December 1991. Prior to joining the Corporation, Mr. Savoie was employed as Executive Vice President of First NH Bank during 1991 and Executive Vice President of Amoskeag Bank from 1990 through 1991. In these positions, he was responsible for the administration of nonperforming assets. Mr. Savoie was employed by Old Stone Bank as Executive Vice President with responsibility for real estate loan origination and management from 1983 through 1990, and in various other executive and managerial capacities from 1972 through 1983. Mr. Savoie is 52 years old.

     Wayne C. Golon became Executive Vice President of the Corporation and Executive Vice President for Operations and Systems of the Bank in July 1995. Mr. Golon was previously employed by Shawmut National Corporation as its Senior Vice President and Division Head of Cash Management and Deposit Operations from 1992 to 1995, responsible for a staff of 850 people providing cash management and deposit account servicing to corporate, commercial, and retail customers. Prior to 1992, Mr. Golon held a variety of management positions in Operations within Shawmut National Corporation. Mr. Golon is 47 years old.

     Sametta A. Glass became Senior Vice President and Controller of the Corporation and the Bank in April 1993. Ms. Glass was Vice President and Accounting Manager of the Bank from April until June of 1992 when she was named Controller. Previously, Ms. Glass was employed by Shawmut National Corporation as Assistant Vice President of financial operations from 1988 to 1992 and Productivity Services Officer from 1986 to 1988. From 1980 to 1986 Ms. Glass was a Senior Productivity Consultant with Impact Systems working with large banks. From 1970 to 1980 Ms. Glass held various other managerial positions with the Federal Reserve Bank and United Bank of Denver. Ms. Glass is 48 years old.

     William F. Burke became Senior Vice President of the Corporation and the Bank in April 1993. In addition, Mr. Burke currently holds the positions of Assistant Secretary of the Corporation and Secretary of the Bank to which he was named in August 1994. Mr. Burke was Vice President of the Corporation and the Bank since June of 1992. Mr. Burke was previously employed by Shawmut National Corporation as Vice President responsible for corporate accounting policy and control and Senior Compliance Officer from 1991 to 1992, manager of financial planning and financial information systems from 1988 to 1991, and manager of budgeting and financial reporting from 1985 to 1988. He was employed by Shawmut National Corporation in other capacities from 1975 through 1985. Mr. Burke is 47 years old.

     Each officer of the Corporation holds his office for one year and until his successor is elected and qualified or until his earlier resignation or removal.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth information concerning compensation for services rendered in all capacities awarded to, earned by or paid to the Corporation's Chief Executive Officer and the four other executive officers whose compensation exceeds $100,000 (the "Named Executive Officers") with respect to the Corporation's fiscal years ended December 31, 1993, 1994 and 1995.

                                                                               LONG TERM COMPENSATION
                                                                       --------------------------------------
                                                                                AWARDS
                         ANNUAL COMPENSATION                           -------------------------
---------------------------------------------------------------------  RESTRICTED                   PAYOUTS
                                                         OTHER ANNUAL     STOCK                    ----------   ALL OTHER
                                      SALARY      BONUS  COMPENSATION   AWARD(S)    OPTIONS/SARS      LTIP     COMPENSATION
  NAME AND PRINCIPAL POSITION   YEAR    ($)        ($)      ($)(1)         ($)          (#)        PAYOUTS($)     ($)(2)
------------------------------- ----- -------    ------- ------------  -----------  ------------   ----------  ------------
Leonard A. Wilson.............. 1995  260,483     42,900   --            --                --        --            2,257
  President and                 1994  235,471     49,350   --            --            40,000        --            1,903
  Chief Executive Officer       1993  210,981         --   --            --            30,000        --            1,785

David W. Dailey................ 1995  134,173     21,863   --            --                --        --               --
  Executive Vice                1994  128,078     26,250   --            --            18,000        --               --
  President                     1993  117,500         --   --            --            25,000        --               --

David L. Savoie................ 1995  122,635     13,475   --            --                --        --               --
  Executive Vice                1994  115,606     16,170   --            --            18,000        --               --
  President                     1993  112,308         --   --            --            25,000        --               --

John M. DiGaetano.............. 1995  124,173     13,640   --            --                --        --               --
  Executive Vice                1994  111,346     16,100   --            --            18,000        --               --
  President                     1993  100,192         --   --            --            25,000        --               --

Wayne C. Golon................. 1995   65,000(3)   6,856   --            --            10,000        --           49,955
  Executive Vice                1994       --         --   --            --                --        --               --
  President                     1993       --         --   --            --                --        --               --

---------------
(1) Perquisites and other personal benefits paid to each Named Executive Officer in each instance aggregated less than 10% of the total annual salary and bonus set forth in the columns entitled "Salary" and "Bonus" for each Named Executive Officer, and accordingly, are therefore omitted from the table as permitted by the rules of the Securities and Exchange Commission.

(2) All Other Compensation represents a payment by the Corporation of premiums for term life insurance on behalf of Mr. Wilson in 1993, 1994, and 1995, in the amounts of $1,785, $1,993, and $2,257, respectively, and a payment by the Corporation of relocation expenses on behalf of Mr. Golon in 1995 in the amount of $49,955.

(3) This salary amount represents the salary paid to Mr. Golon from July 10, 1995 through December 31, 1995. Mr. Golon's annual salary is $130,000.

STOCK OPTIONS GRANTED IN 1995

     The only stock options granted in 1995 under the Corporation's Stock Option Plan were to Mr. Golon. Mr. Golon received options to purchase 10,000 shares at an exercise price of $8.50 per share. These options expire on July 10, 2005. The potential realizable value of these options at assumed annual stock price appreciation rate of 5% and 10% is $53,456 and $135,468, respectively.

LONG TERM INCENTIVE PLAN AWARDS GRANTED IN 1995

     No long term incentive plan awards were granted to the Named Executive Officers during 1995.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION/SAR VALUE

     The table below sets forth certain information regarding stock options held at December 31, 1995, by the Named Executive Officers. David W. Dailey and David
L. Savoie exercised 1,700 and 400 stock options respectively, during 1995. No other Named Executive Officer exercised any stock options during 1995. No stock appreciation rights ("SARS") are outstanding under the Corporation's Stock
Option Plan.

                                                                        NUMBER OF
                                                                       SECURITIES           VALUE OF
                                                                       UNDERLYING         UNEXERCISED
                                                                       UNEXERCISED        IN-THE-MONEY
                                                                      OPTIONS/SARS        OPTIONS/SARS
                                                                        AT FISCAL          AT FISCAL
                                                                       YEAR-END(#)        YEAR-END($)
                                 SHARES ACQUIRED        VALUE         EXERCISABLE/        EXERCISABLE/
             NAME                ON EXERCISE(#)      REALIZED($)      UNEXERCISABLE      UNEXERCISABLE
-------------------------------  ---------------     -----------     ---------------    ----------------
Leonard A. Wilson..............        --                 --           62,067/47,933     242,260/214,615
David W. Dailey................       1,700             10,200         11,633/25,667      52,128/127,397
David L. Savoie................         400              2,450         16,933/25,667      84,590/127,397
John M. DiGaetano..............        --                 --           17,333/25,667      87,040/127,397
Wayne C. Golon.................        --                 --                0/10,000           0/ 28,750

PENSION PLAN

     The Bank provides a retirement plan for its eligible employees through SBERA, an unincorporated association of savings banks operating within Massachusetts and of other organizations which provide services to or for savings banks. SBERA's sole purpose is to enable the participating employers to provide pensions and other benefits for their employees.

     The following table illustrates annual pension benefits for retirement at age 65 under the most advantageous plan provisions in effect on March 1, 1996.

                                                            ANNUAL PENSION BENEFITS
                                                         BASED ON YEARS OF SERVICE(1)
                                                  -------------------------------------------
                                                                                        25
                                                                                       YEARS
                      AVERAGE                       10          15          20          AND
                    COMPENSATION                   YEARS       YEARS       YEARS       AFTER
    --------------------------------------------  -------     -------     -------     -------
    $ 20,000....................................  $ 2,500     $ 3,750     $ 5,000     $ 6,250
      40,000....................................    5,845       8,767      11,690      14,612
      60,000....................................    9,545      14,317      19,090      23,862
      80,000....................................   13,245      19,867      26,490      33,112
     100,000....................................   16,945      25,417      33,890      42,362
     120,000....................................   20,645      30,967      41,290      51,612
     125,000....................................   24,345      36,517      48,690      60,862
     150,000(2).................................   26,195      39,292      52,390      65,487

---------------

(1) The annual pension benefit is computed on the basis of a single life annuity.

(2) The maximum compensation that may be used to calculate benefits under the retirement plan is $150,000.

     The number of estimated credited years of service at age 65 for purposes of the retirement plan for the Named Executive Officers are: Mr. Wilson, 17; Mr. Dailey, 13; Mr. Savoie, 17; Mr. DiGaetano, 18; and Mr. Golon, 19.

     The pension benefit described above is funded entirely by contributions of the Bank. Mr. Wilson may also receive benefits under the Executive Salary Continuation Agreement described below.

EXECUTIVE SALARY CONTINUATION AGREEMENT

     The Corporation and the Bank (which are hereinafter sometimes referred to collectively as the "Employers") have entered into an Executive Salary Continuation Agreement with Mr. Wilson. Under this agreement, Mr. Wilson would be entitled to certain payments following retirement at or after age 62. Payments under the agreement will equal 65% of the highest annual compensation (including bonuses) received during any of the five years preceding retirement, reduced by a portion of social security benefits payable as well as amounts payable pursuant to defined benefit pension plans of prior employers. The agreement also provides for certain reduced payments if Mr. Wilson's employment terminates before age 62, and for certain benefits in the event of disability. Additionally, if Mr. Wilson were to die prior to retirement or disability, death benefits provided by this agreement may, in certain circumstances, be payable to his beneficiaries. In connection with this agreement, the Employers may elect to maintain an insurance policy on Mr. Wilson's life.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     The Employers have entered into employment agreements (the "Employment Agreements") with Messrs. Wilson and Dailey. The Employment Agreements provide that such officers will receive annual compensation equal to $235,000 and $125,000, respectively, subject to increases in accordance with the Employers' usual practice.

     Mr. Wilson's Employment Agreement is for a three-year term, which commenced on January 1, 1994, and is subject to extension for successive one-year periods beginning on the first anniversary of its commencement, with the consent of Mr. Wilson and upon the approval of the Board of Directors of each of the Employers. Mr. Dailey's Employment Agreement is for a two-year term, which commenced on January 1, 1994 and is subject to extension for successive one-year periods beginning on the first anniversary of its commencement, with the consent of Mr. Dailey and upon the approval of the Board of Directors of each of the Employers. Mr. Dailey's Employment Agreement has been extended until January 1, 1997. Under each of the Employment Agreements, the Employers may terminate the officer's employment at any time for "cause" or "by operation of law", as defined therein, without incurring any continuing obligations to the officer. If the Employers terminate an officer's employment for any reason other than for "cause" or "by operation of law", as defined in the Employment Agreement, or if the officer terminates his employment for material breach of the contract by the Employers, the Employers will remain obligated to continue providing the compensation and benefits specified in the officer's Employment Agreement for the duration of what otherwise would have been the term of the Employment Agreement.

     In addition, the Employers have entered into special termination agreements (the "Special Termination Agreements") with Messrs. Wilson, Dailey, Burke, Savoie, DiGaetano, Golon and Ms. Glass. These agreements provide generally that if there is a "Change in Control", as defined therein, of either of the Employers and if at any time during the three-year period (in the case of Mr. Wilson) or two-year period (in the case of Messrs. Dailey, Burke, Savoie, DiGaetano, Golon and Ms. Glass) following such "Change in Control", either of the Employers were to terminate the officer's employment for any reason other than due to the officer's death, or for "cause" or "by operation of law", as defined therein, or the officer were to terminate his or her employment with either of the Employers following a significant change in the nature or scope of the officer's responsibilities, authorities, powers, functions or duties; a reduction in such officer's annual base salary, a significant relocation of the Employers' offices, a failure of the Employers to pay any portion of compensation due to the officer, the termination of or a material reduction in benefits, or for failure of the Employers to obtain a satisfactory agreement from any successor to assume and agree to perform the Special Termination Agreement, the officer would be entitled to receive certain severance benefits provided in such officer's Special Termination Agreement. Such severance benefits equal three times the "Base Amount" as defined in the Internal Revenue Code in the case of Mr. Wilson, two times the Base Amount in the case of Messrs. Dailey and Golon and one times the Base Amount in the case of Messrs. Burke, Savoie, DiGaetano and Ms. Glass. In the case of such a termination, Messrs. Wilson and Dailey could elect to receive (in lieu of any benefits due under such officer's Special Termination Agreement) such termination benefits as he may receive under his Employment Agreement.

COMPENSATION/NOMINATING COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Wilson participated in the deliberations of the Compensation/Nominating Committee concerning compensation of all executive officers other than himself. No Compensation/Nominating Committee interlocks exist.

COMPENSATION/NOMINATING COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview

     The Corporation's executive compensation philosophy is to provide competitive levels of compensation, integrate management's pay with the achievement of the Corporation's performance goals, reward above average corporate performance, recognize individual initiative and achievement, align management's and stockholders' interests in the enhancement of stockholder value through stock and stock option awards, and assist the Corporation in attracting and retaining qualified management.

     Compensation of the Corporation's executive officers currently is composed of three elements: (1) annual base salary, (2) annual performance incentives in the form of cash bonuses under the Corporation's Management Incentive Plan, and
(3) long-term performance incentives in the form of stock option awards under the Corporation's Stock Option Plan.

     In 1994, the Corporation retained The Wilson Group, Inc., as a compensation consultant to evaluate the Corporation's executive compensation. In its analysis, The Wilson Group compared the Corporation's compensation to that of a peer group of ten Massachusetts banks with assets between $400 million and $1 billion (the "Peer Group"). The Wilson Group also compared the Corporation's compensation levels to levels for banks located in New England of comparable size and type published by banking associations and other organizations ("Published Data"). The Wilson Group's analysis is reflected in the base salary ranges set for the year ending December 31, 1995.

     While the Peer Group and the banks discussed in the Published Data are not identical to the Keefe, Bruyette & Woods, Inc. New England Savings Bank Index to which the Corporation's stock performance is compared in this Proxy Statement, the Compensation/Nominating Committee believes that the compensation information for these groups is comparable since both groups contain banks located in New England of comparable size and type.

     Each element of the Corporation's executive compensation, as well as the compensation of the Chief Executive Officer, is discussed separately below.

Base Salary

     The 1995 salaries of the executive officers were established in December 1994, based upon salary ranges determined by the Compensation/Nominating Committee. The Committee established the salary ranges after reviewing the recommendations of The Wilson Group, its compensation consultant, based upon salaries paid by banks of comparable size and type located in New England.

     The Chief Executive Officer recommends to the Compensation/Nominating Committee the salary level to be paid to each executive officer within the ranges so established based upon corporate and individual performance. The numeric data used to evaluate the performance of the Corporation includes, but is not limited to, return on assets, return on equity, asset growth and quality, operating efficiency ratio, and capital position. Salaries are also based upon a subjective evaluation of the individual performance of the officer and his or her duties and responsibilities. The Compensation/Nominating Committee determines the salary level of the Chief Executive Officer based upon the same criteria.

     Base salaries in 1995 were established within the salary ranges set by the Compensation/Nominating Committee. Salaries were generally set within the third quartile of the established salary range, reflecting the Compensation/Nominating Committee's belief that the Corporation's Named Executive Officers perform greater duties and responsibilities than similarly situated officers at the banks analyzed in determining the salary ranges. These salaries also reflect the significant improvement in the Corporation's performance and are designed to provide the executive officers with base salaries comparable to officers in the Corporation's Peer Group and the banks analyzed in the Published Data.

Cash Bonuses

     Annual incentives are provided through the grant of cash bonuses pursuant to the Corporation's Management Incentive Plan (the "Incentive Plan"). Incentive compensation paid pursuant to the Incentive Plan is based on both organizational and individual performance.

     In February 1994, the Compensation/Nominating Committee determined that it would be appropriate to modify the Incentive Plan for bonuses awarded for and after the years ending December 31, 1994. As revised, the Incentive Plan provides that bonuses, calculated as a percent of base salary, may be awarded if the Corporation meets specified performance objectives, measured on the basis of return on assets and return on equity. Bonuses awarded to executives other than Messrs. Wilson and Dailey may be adjusted based upon a subjective evaluation of such officer's attainment of individual performance goals set for that officer at the beginning of the year in which the bonus is awarded. As revised, the Incentive Plan also provides that bonuses will be awarded in equal amounts of cash and shares of Common Stock.

     In 1995, the Compensation/Nominating Committee granted cash bonuses to Messrs. Wilson, Dailey, Savoie, DiGaetano and Golon totalling $42,900, $21,863, $13,475, $13,640 and $6,856, respectively. These awards reflect the Corporation's achievement of specified performance objectives as provided in the Incentive Plan. Bonuses awarded to Messrs. Savoie, DiGaetano and Golon also reflect such officers' attainment of individual performance goals established for 1995.

Stock Options

     Long-term incentives are provided through the grant of stock options. The Stock Option Plan is administered by the Compensation/Nominating Committee, which has the power to determine those individuals to whom options and rights will be granted; the number of shares, the types of options and other terms and conditions of the options and rights. Both "incentive stock options" and "nonqualified stock options" may be granted pursuant to the Stock Option Plan. The Stock Option Plan also permits the inclusion of stock appreciation rights in any option granted. All options granted under the Stock Option Plan are required to have an exercise price per share equal to at least the fair market value of a share of Common Stock on the date the option is granted and will expire no later than ten years from the date of grant.

     In 1995, the Compensation/Nominating Committee granted 10,000 stock options to Mr. Golon. This grant was intended to provide Mr. Golon with equity compensation similar to previous awards to the other executive officers. The stock options, which vest over a three year period, were also designed to align the officer s and stockholders long-term objectives.

Determination of the Chief Executive Officer's Compensation

     Mr. Wilson's salary, cash bonus, and stock options are determined by the Compensation/Nominating Committee substantially in accordance with the policies described above relating to all executives of the Corporation. In particular, the Compensation/Nominating Committee considered, among other things, the following performance criteria in determining Mr. Wilson's 1995 base salary: (1) financial performance of the Corporation; (2) selection and management of staff;
(3) development of regional business relationships; (4) effective management of bank budgets and asset growth; and (5) development of new opportunities for business expansion. The grant of a cash bonus to Mr. Wilson in 1995 reflects the Corporation's achievement of certain performance objectives as specified in the Incentive Plan.

     In December 1994, the Compensation/Nominating Committee increased Mr. Wilson's base salary for the year ending December 31, 1995. In making this determination, the Compensation/Nominating Committee noted that in prior years Mr. Wilson had refused to accept cost of living increases to his salary due him under his employment agreement with the Corporation. This salary increase reflects a significant improvement in the performance of the Corporation, as well as Mr. Wilson's achievement of certain strategic goals including building an experienced management team, improving asset quality and developing a strategic plan for the Corporation.

                                          CLEMENTE ABASCAL
                                          AUGUSTINE J. FABIANI
                                          WALTER W. TOPHAM
                                          LEONARD A. WILSON (ex officio)


COMPARATIVE PERFORMANCE BY THE CORPORATION

     The chart that follows compares the Common Stock with (i) the S&P 500 and
(ii) the Keefe, Bruyette & Woods, Inc. ("KBW") New England Savings Bank Index, and assumes an investment of $100 on December 31, 1990, in each of the following: (1) the Common Stock of the Corporation; (2) the Stocks comprising the S&P Index; and (3) the Stocks of the New England Savings Bank Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                                     KBW NEW ENGLAND
 MEASUREMENT PERIOD                            FIRST ESSEX         STANDARD &         SAVINGS BANK
(FISCAL YEAR COVERED)                         BANCORP, INC.     POOR'S 500 INDEX         INDEX
      1990                                         100.00             100.00             100.00
      1991                                         117.71             130.34             175.57
      1992                                         214.29             140.25             308.34
      1993                                         391.78             154.33             411.65
      1994                                         446.27             156.42             414.42
      1995                                         711.22             214.61             646.81

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

     The following table sets forth the beneficial ownership of Common Stock for
(i) each stockholder of the Company holding more than 5% beneficial ownership in the Company, (ii) each Executive Officer who is not a director of the Company, and (iii) the directors and executive officers of the Company as a group. Stock ownership of directors of the Company appears under the heading "Information
Regarding Directors and Nominees" in this Proxy Statement.

                                                                  NUMBER OF
                                                                  SHARES OF
                                                                 COMMON STOCK
                                                                 BENEFICIALLY           PERCENT
NAME                                                               OWNED(1)           OF CLASS(2)
----                                                             ------------         -----------
David W. Dailey................................................      23,255(3)(4)          .39
David L. Savoie................................................      22,115(4)             .37
John M. DiGaetano..............................................      29,036(3)(4)          .48
Wayne C. Golon.................................................           0                  0
William F. Burke...............................................      12,905(4)             .21
Sametta A. Glass...............................................      10,650(3)(4)          .18
All Directors and Officers as a group (14 persons).............     380,790(4)            6.32

---------------

(1) Beneficial share ownership is determined pursuant to Rule 13d-3 under the Exchange Act. See Note 2 to Information Regarding Directors and Nominees. Amounts include shares of Common Stock which the officers may acquire within 60 days of March 1, 1996 under options previously granted pursuant to the Stock Option Plan in the following amounts: Mr. Dailey, 15,633 shares; Mr. Savoie, 20,933 shares;

    Mr. DiGaetano, 21,333 shares; and all of the Directors and Officers as a group, 187,633 shares. For information regarding the stock options held by the Named Executive Officers, see Stock Options Granted in 1995. For information regarding the security ownership of Mr. Wilson, see Information Regarding Directors and Nominees.

(2) For purposes of computing the Percent of Class held by each person, any shares of Common Stock which such person has the right to acquire pursuant to the exercise of a stock option is deemed to be outstanding, but is not deemed to be outstanding for purposes of computing the Percent of Class held by any other person.

(3) The number of shares as to which each person shares voting or investment power is as follows: Mr. Dailey, 7,000 shares, Mr. DiGaetano, 2,000 shares, and Ms. Glass, 300 shares.

(4) Includes shares allocable to the account of such persons under the ESOP and the 401(k) Plan.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

     As a matter of policy, the Bank makes loans to Directors, officers and employees of the Corporation or the Bank within the limitations set by law, provided that such loans are on the same terms and conditions as offered to any other borrower. All loans that have been obtained by the Directors, officers and employees of the Corporation or the Bank were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features to the Bank. All loans to Directors or officers must be approved by the Board of Directors.

     From time to time the Bank has purchased various services and products in the ordinary course of its business from various companies owned or operated by, or employing, certain of its Directors. Approximately $112,000 in property management services and $6,000 in furniture were purchased from companies owned by former Director Abascal and Director Leone respectively, in the year ended December 31, 1995. Such transactions have been entered into on terms no less favorable to the Bank than would have been available from unrelated third parties.

                            EXPENSES OF SOLICITATION

     The Corporation will pay the entire expense of soliciting proxies for the Annual Meeting. D.F. King & Co., Inc. has been retained to assist in the solicitation of proxies and will be compensated in the amount of $3,500 plus out-of-pocket expenses. In addition to such solicitation and solicitation by use of the mails, certain Directors, officers and regular employees of the Corporation and the Bank (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires that companies, directors, and executive officers and any persons who own more than 10% of the company's common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of common stock. Such persons are required by SEC regulations to furnish the corporation with copies of all Section 16(a) forms they file. To the Corporations knowledge, based solely on the information furnished to the Corporation during year ended 1995, all such Section 16(a) filing requirements were complied with.

                         NOTICE OF 1997 ANNUAL MEETING

     Notice is hereby given that the 1997 Annual Meeting of Stockholders of First Essex Bancorp, Inc. will be held on Thursday, May 1, 1997, unless stockholders are notified otherwise.

          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Pursuant to federal securities law, stockholder proposals intended to be presented at the 1997 annual meeting must be received in writing by the Corporation not less than 120 calendar days in advance of the anniversary date of this Proxy Statement (i.e., by January 2, 1996) in order to be considered for inclusion in the Corporation's Proxy Statement and form of proxy for that meeting. The By-laws of the Corporation provide that any proposals or Director nominations submitted by stockholders that will not be included in the Proxy Statement for an annual meeting may still be presented for action at such annual meeting if such proposal is filed with the Secretary of the Corporation at least 75 days, but not more than 120 days, before the anniversary of the preceding year's annual meeting (the "Anniversary Date"). However, if the annual meeting is scheduled for a date more than seven days before the Anniversary Date, stockholder proposals or nominations must be received by the Corporation before the later of (i) 20 days after public disclosure of the date for the annual meeting or (ii) the 75th day before the annual meeting. Any proposals should be mailed to: Secretary, First Essex Bancorp, Inc., 71 Main Street, Andover, Massachusetts 01810.

                            INDEPENDENT ACCOUNTANTS

     Arthur Andersen LLP served as the independent public accountants for the Corporation for the fiscal year ended December 31, 1995 and is expected to serve as the Corporation's independent public accountants for 1996. Representatives of Arthur Andersen LLP will be present at the meeting and will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

    REVOCABLE PROXY
                          FIRST ESSEX BANCORP, INC.
P
                      71 Main Street, Andover, MA 01810
R       Proxy for Annual Meeting of Stockholders to be on May 2, 1996
              This proxy is solicited by the Board of Directors
O
        The undersigned, revoking any proxy heretofore given, hereby
X constitutes and appoints Leonard A. Wilson, David W. Dailey, William F. Burke and Sametta A. Glass and each of them the attorney and proxy of the
Y undersigned, with full power of substitution, to vote all shares of common stock of First Essex Bancorp, Inc. (the "Corporation") held of record by the undersigned at the close of business on March 15, 1996 on behalf of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, May 2, 1996 at 10:00 a.m., local time, at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts and at any adjournments thereof, hereby granting full power and authority to act on behalf of the undersigned at this meeting and any adjournments thereof. In their discretion, the proxies are each authorized to vote upon such other business as may properly come before said meeting or any adjournments thereof.

        When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR election of the three nominees proposed by the Board of Directors as Class III Directors of the Corporation, so that a stockholder wishing to vote in accordance with the Board of Directors' recommendations need only sign and date this proxy on the reverse side and return it in the enclosed envelope.

        PLEASE SIGN EXACTLY AS NAME APPEARS HEREON AND DATE ON      -----------
         REVERSE SIDE AND RETURN YOUR PROXY CARD PROMPTLY IN        SEE REVERSE
                       THE ENCLOSED ENVELOPE                            SIDE
                                                                    -----------

      Please mark
/ X / votes as in
      this example.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of the Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation), pursuant to the revocation methods specified in the Proxy Statement.

1. To elect the following three nominees proposed by the Board of Directors as Class III Directors of Corporation.

Nominees: Thomas S. Barenboim, William L. Lane and
          Robert H. Watkinson

                  FOR           WITHHELD
          /   /   ALL     /   / FROM ALL
                NOMINEES        NOMINEES

                                            MARK HERE         MARK HERE
                                            FOR ADDRESS       IF YOU PLAN
/   /                                       CHANGE AND  /   / TO ATTEND   /   /
     -----------------------------------    NOTE AT LEFT      THE MEETING
  For all nominees except as noted above

                       Please date and sign exactly as name appears hereon and return in the enclosed envelope. Where there is more than one holder only one must sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your full title as such. If executed by a corporation, the proxy should be signed by a duly authorized person, stating his or her title or authority.

                       Signature: ____________________________ Date ___________

                       Signature: ____________________________ Date ___________